UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 4, 2013

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Private Placement of Common Stock

On October 4, 2013, Gramercy Property Trust Inc. (the “Company”) entered into a common stock purchase agreement (the “Purchase Agreement”) with two third parties (the “Initial Purchasers”), pursuant to which the Company agreed to sell to the Initial Purchasers, and the Initial Purchasers agreed to purchase from the Company, a total of 5,924,171 shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), at a purchase price of $4.11 per share (the “Per Share Purchase Price”), for an aggregate purchase price of $24.3 million. In addition, on October 4, 2013, the Company entered into joinder agreements to the Purchase Agreement (the “Joinder Agreements”) with additional third parties (the “Additional Purchasers”, and together with the Initial Purchasers, collectively, the “Purchasers”), pursuant to which the Company agreed to sell to the Additional Purchasers, and the Additional Purchasers agreed to purchase from the Company, a total of 5,611,029 shares of Common Shares at the Per Share Purchase Price, for an aggregate purchase price of $23.1 million. Each of the Purchasers is an “accredited investor” or a “qualified institutional buyer” as those terms are defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The closing of the issuance of the Common Shares to the Purchasers is expected to be consummated on or prior to October 8, 2013, subject to satisfaction of certain customary closing conditions. The aggregate gross proceeds from the sale of the Common Shares is expected to be approximately $47.4 million (before deducting transaction expenses).

Pursuant to the Purchase Agreement, each Purchaser has agreed that it will not, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose any or all of the Common Shares purchased by such Purchasers pursuant the Purchase Agreement until March 25, 2014 (the “Lock-Up Period”). During the Lock-Up Period, if the Company issues Common Shares or securities convertible into Common Shares (other than certain permitted issuances), then the Purchasers will have the ability to: (1) purchase their pro rata portion of all or any or any part of the new issuance, and (2) elect the benefit of any different terms provided to the new investors in respect of representations, warranties and indemnification.

The Purchase Agreement also contains additional covenants and obligations, including registration rights, other transfer restrictions, indemnity and contribution obligations.

The foregoing summary description of the Purchase Agreement and the Joinder Agreements is not complete and is qualified in its entirety by reference to the entire Purchase Agreement and the form of Joinder Agreements with each of the Additional Purchasers, which will be filed as Exhibits on a subsequent Current Report on Form 8-K or the Company’s Quarterly Report on Form 10-Q for the current quarter.

Contingent Value Rights Agreements

Pursuant to the Purchase Agreement, the Company agreed to enter into contingent value rights agreements (the “CVR Agreements”) with the Purchasers at the closing of the sale of Common Shares. Pursuant to each CVR Agreement, the Company will issue to each Purchaser such number of contingent value rights equal to the number of Common Shares purchased by each such Purchaser pursuant to the Purchase Agreement or Joinder Agreement, as the case may be. On March 25, 2014 (the “CVR Test Date”), the Company will calculate the volume-weighted average price (“VWAP”) for the Common Shares for the 10 trading days period ending on, and including, March 25, 2014 (the “CVR Period VWAP”). On April 1, 2014, the Company will pay to the holder of the contingent value rights, in immediately available funds, an amount in cash, equal to (a) the number of contingent value rights held by the holder on the CVR Test Date multiplied by (b) the amount, not to exceed $0.46 (subject to certain exceptions), equal to the difference between $4.11 (the Per Share Purchase Price), as may be adjusted from time to time, and the CVR Period VWAP.

Pursuant to the CVR Agreements, each Purchaser will agree that it will not, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose any of the contingent value rights issued pursuant to applicable CVR Agreement until the expiration of the Lock-Up Period.

The foregoing descriptions of the CVR Agreements are not complete and are qualified in their entirety by reference to the form of CVR Agreements, which will be filed as an Exhibit on a subsequent Current Report on Form 8-K or the Company’s Quarterly Report on Form 10-Q for the current quarter.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

The Common Shares are being offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The shares of common stock to be issued have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to file a registration statement on or prior to March 21, 2014 (subject to an extension of up to 10 days) for the purpose of registering the resale of the Common Shares. The aggregate number of Common Shares that may be issued pursuant to the Purchase Agreement shall not be equal to or in excess of 20% of the total Common Shares outstanding or total voting power of the total Common Shares outstanding.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2013	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer